Exhibit 10.1

Compensation Continuation – Severance Policy Guidance

I.    PURPOSE

The purpose of this policy guidance (this “Policy Guidance”) is to provide a clear and consistent approach for the management of W.W. Grainger, Inc.’s and its subsidiaries (collectively, “Grainger” or “Company”) compensation continuation and severance practices. This Policy Guidance describes what Grainger team members may expect in terms of pay and benefit continuation, and sets forth a participant’s obligations should a team member experience a Qualifying Termination of Employment Event (QTEE) (as defined below) resulting in their departure from Grainger’s employ.

Compensation payments and related benefit eligibility are intended as both a recognition for past service, as well as to serve as a transitionary bridge and form of support between current and future employment roles or other direction.

II.    SCOPE

This Policy Guidance applies to Grainger’s Regular U.S. Full-time Team Members and Part-time Team Members who cease employment with Grainger a result of a Qualifying Termination of Employment Event (“QTEE”), which include situations involving termination of employment with the Company if:

a.    A team members’ job has been eliminated and team member has made a good faith effort to secure another position with the Company and there is no possibility that another position may be secured with the Company;
b.    Team member is not employed by or offered employment with an acquiring entity or company following the divestiture or disposition of a subsidiary or business unit;
c.    Team member employment is terminated as a result of a shift in business circumstance that requires different skills that the team member does not possess;
d.    There is a material change to the team member’s work arrangement, including a material change in duties, scope of responsibility or change to the location of the role beyond a 50-mile radius of the current location of the role;
e.    Team member’s total direct target compensation is reduced by more than 20% (note that a change in mix of base and target incentives will not automatically trigger severance);
f.    Team member employment is terminated by mutual agreement between team member and the Company; or
g.    As otherwise determined by the Company.

Team members are not eligible for a Compensation Continuation Benefit (as defined below) under this Policy Guidance if employment is terminated for any reason other than a “QTEE” as previously described. While not intended to be all inclusive, examples of non-eligible reasons include:

a.    Performance based termination;
b.    A temporary or seasonal layoff;
c.    Voluntary resignation, including retirement;
d.    Team member is employed or are offered employment by a firm that has acquired your subsidiary or business unit from the Company;
e.    Team member is terminated for cause, which means, among other things:
•Being excessively absent or late in violation of the Company’s attendance expectations and guidelines;
•Violating Company policies, rules or workplace expectations;
•Falsifying employment application or other business records;

•Insubordination and misconduct;
•Breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of non-compete, non-solicitation or confidentiality agreements;
•Unethical or criminal conduct, threats or acts of violence;
•Involves the impermissible or illegal use, possession, or distribution of drugs;
•Impacting a current team member’s role more than six (6) months after their last day of actual work; or
f.    For any other reason deemed by the Company to serve as disqualifying a team member from being eligible.

III.    POLICY GUIDANCE

i.    Eligibility

Eligibility requires that the team member be actively working on the date of the QTEE or within six (6) months of that date if on an approved medical leave.

ii.    QTEE Compensation Continuation Benefit for Regular U.S. Full-Time Team Member

This Policy Guidance provides eligible team members with a compensation continuation benefit (the “Compensation Continuation Benefit”). The Compensation Continuation Benefit is based upon two factors: (1) length of service with the Company and (2) job classification and level.  Team members will receive the greater of: (a) two-weeks of pay for each full year of completed service or (b) the minimum benefit for job classification and level as set forth below:

Job Classification and Level	Minimum Benefit
Levels 28 to 31	12 months of pay
Level 27	6 months of pay
Level 25 to 26	4 months of pay
Level below 25 and Exempt Classification	2 months of pay
Non-Exempt Classification	1 month of pay

There is no cap to the number of weeks of compensation a team member may receive based on years of service.  Eligibility based on years of service is determined by a team member’s most recent length of continuous and uninterrupted service through the QTEE date.

iii.    QTEE Program Participation

During the period of the Compensation Continuation Benefit, team members are considered “active” and may receive the following benefits so long as they were both actively working and a subscriber to the benefit at the time that they ceased active employment or are considered otherwise eligible.

Health, Dental, and Life Insurance coverage: Continues at active team member’s rates during the period of the Compensation Continuation Benefit.  Health insurance may be converted under COBRA at the end of the Compensation Continuation Benefit period or to Retiree Health should the team member otherwise qualify for retiree coverage.

Retirement Savings Plan: Team members will continue receiving a fully vested 401(k)

contribution to their 401(k) account for the duration of their Compensation Continuation Benefit. For those team members who are not fully vested in their Retirement Savings Plan/Profit Sharing account balance, they will continue to vest for the duration of their Compensation Continuation Benefit.

Management Incentive Plan (MIP): MIP-eligible team members will receive a pro-rata MIP payment pursuant to the provisions of the applicable MIP for the year in which they separate.  No payment shall be made for any period thereafter.

Long Term Incentive Plan (LTIP): All LTIP awards continue to vest during the duration of the Compensation Continuation Benefit based upon the provisions of the applicable LTIP Plan.

Educational Assistance: Grainger will honor educational assistance arrangements for any team member actively enrolled in an approved class as of their Separation Date so long as they otherwise meet all criteria under the applicable program.

1984 Frozen Separation Severance Benefit: Additional one (1) week of pay for each two (2) fully completed years of service prior to December 31, 1984, calculated at the team member’s regular rate as of their Separation Date and payable in conjunction with the team member’s final Compensation Continuation Benefit payment.

Cash Inducement Awards or Relocation Grants Upon Hire: Any repayment obligations associated with cash inducement awards or relocation grants to join Grainger at a team member’s time of hire may be waived.

Employee Assistance Program: Team members may utilize the services offered under Grainger’s Employee Assistance Program while actively receiving their Compensation Continuation Benefit.

Outplacement Assistance: Team members will be eligible to receive outplacement assistance as provided for each team member job category level.

Other Benefits: Eligibility for other benefit, including certain Retiree Benefits not included herein will be governed by applicable plan documents and policies in place at the time of QTEE.

iv.    Compensation Continuation Benefit Release Required

As a condition of eligibility and payment, the team member must sign a Release of Claims
Agreement.

v.    Re-Employment

Any team member returning to active employment while receiving Compensation Continuation Benefit payments shall do so without incurring a break in service if their return occurs within one (1) year of their last day physically worked.  Compensation Continuation Benefit payments automatically cease upon the team member beginning their new Grainger assignment.  A team member returning to work from a Compensation Continuation Benefit period must be actively working for a period of one (1) year from their return date before they become eligible for any future or new Compensation Continuation Benefits.

vi.    QTEE Compensation Transition Pay for Regular U.S. Part-Time Team Member

Compensation transition pay will be made available to regular Part-Time Team Members who are released from Grainger’s employ as a result of a QTEE, in accordance with the following:

a.    Eligible team members shall receive the greater of four (4) week’s pay or one (1) week of pay for each full year of completed service to Grainger.
b.    Weekly pay is calculated by using the average base weekly pay received by the team member over the most recent six (6) month period.
c.    Payment of transition pay occurs in conjunction with the team member’s final paycheck, less applicable taxes, and appears as a pay stub line item referenced as transition pay.
d.    No Release of Claims Agreement is required to receive this payment.

vii.    Other Programs and Policies

Nothing in this Policy Guidance shall effect the characterization of a team member’s separation of employment in any other policy, plan or program maintained by the Company. Reference should be made to the applicable provisions governing a team member’s equity or other award agreement for governing provisions, including the treatment of separation, termination or retirement eligibility.

IV.     PLAN ADMINISTRATION

The publication of this Policy Guidance is intended to provide team members with general information regarding Grainger involuntary termination policies, guidelines, practices and procedures. As such, Grainger reserves the right in its sole discretion to prospectively modify, revise, or rescind or discontinue this program or any provision contained herein in full or in part. Nothing contained within this Policy Guidance is intended to change the nature of Grainger’s Employment at Will relationship with a team member.

Exceptions to this Policy Guidance require approval as follows:

Job Classification and Level	Approval Required
Levels 28 to 31	General Counsel and CHRO
Level 27	CHRO and Associate General Counsel
Level 25 to 26	Human Resources VP and Associate General Counsel
Level below 25 and Exempt Classification	Human Resources VP and Associate General Counsel
Non-Exempt Classification	Human Resources VP and Associate General Counsel

V.    DEFINITIONS

Separation Date: Last day of active work.
Regular Full-time U.S. Team Member: 40 hours per week.
Part-time U.S. Team Member: Less than 40 hours per week.

VI. REFERENCES

1.    Release of Claims Agreement for Regular U.S. Full-time team members

VII.SPONSOR

Legal and Human Resources Departments
October 26, 2022